UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a letter sent by the SRT Shareholders Coalition to the stockholders of Strategic Realty Trust, Inc. and issued as a press release.

SRT Shareholders Deserve Straight Answers &

Honest Management of Their Investment

SPECIAL NOTE: PLEASE RETURN THE ORANGE BALLOT IMMEDIATELY FOR A FAIR SHAREHOLDERS’ MEETING

MAIL TO:  2300 E. KATELLA AVE., SUITE 235, ANAHEIM, CA 92806

FAX TO: 714-876-1492, QUESTIONS? CALL: 800-401-7905

Dear SRT Shareholders,

The SRT Shareholders Coalition is a group of shareholders just like you formed to protect our investment in SRT.  Upon our request for a special shareholders meeting, the current board of directors adopted a number of tactics to entrench themselves. We are calling for a special meeting so you, the shareholders, can meaningfully exercise your right to vote.  We believe the current board is trying to take that right away from you. Please return the ORANGE BALLOT immediately to ensure a special shareholders meeting is called.

In addition to their self-preserving legal maneuvers, we believe the current Board is using your SRT money to prevent a shareholder’s meeting where they will be held accountable through an election.  Don’t let the current board distract you with confusing and false claims that TNP and Tony Thompson are trying to “take control” of SRT.  Mr. Thompson has already announced he will resign and we appreciate his willingness to retire from the board of directors.

•               Why would the current Board mislead you?

•               Why would they change the Bylaws to further entrench themselves?

•               Why would they deny their involvement in mismanaging SRT?

We think the answer is simple—the current Board is afraid to stand on their record and run for election.  They are in fear of losing their lavish compensation package, including the sweetheart deal that pays Andy Batinovich and Glenborough more than $1,000,000 in fees and commissions regardless of whether the shareholders make money and the current Board sells properties like Craig Promenade and Visalia too early in their investment cycles.

The current Board’s communications to you are a “red herring” –i.e., a distraction from who is best qualified to lead SRT.  The SRT Shareholders Coalition is not reinstating Tony Thompson as the CEO of SRT.   We are hesitant to engage in a back-and-forth with the current board, but believe it’s important to set the record straight below. Let’s get right to the facts.

ProtectOurInvestment.org

As a broad-based group of shareholders, we have investigated the misleading statements, poor decisions and half-truths made by Directors Phil Levin, John Maier, Jeff Rogers and Andy Batinovich in their efforts to enrich themselves.  Below is a summary of our findings.

FACTS VS. FICTION ABOUT LAHAINA GATEWAY CENTER:

A CLASSIC VALUE-ADD OPPORTUNITY

•               Lahaina Gateway Center met the successful 40-year old investment criteria used by TNP to assess properties for acquisition by purchasing the property 1) significantly below replacement cost (Purchase Price: $31M, Lender Appraisal: $37M, and Total Development Cost $65M+), 2) in the path of growth, and, 3) with a value add component.

•               TNP negotiated a 90% plus LTV participating loan for $29 million at a blended rate of 11.429% from Torchlight Investors based upon the discounted purchase price.

•             Torchlight is the same lender that provided similar financing to acquire Constitution Trail in June of 2011, also approved by the independent directors.

•               With all of the facts presented, the Special Committee closed on Lahaina knowing it would: 1) require a turnaround, and 2) have early negative cash flow – Phil Levin, John Maier and Jeff Rogers signed off on the acquisition and instructed the wiring of funds - their complete knowledge and action is confirmed by substantial internal documents.

•               In late 2012, TNP provided a financing solution including an unsecured line of credit along with Key Bank securitizing 2 of 5 properties under the Key Bank Line of Credit which were summarily rejected by Batinovich, Levin, Maier and Rogers.  Their poor judgment and inaction created the defaults on the Torchlight loan and Key Bank Line of Credit. Their actions, not TNP, cost SRT shareholders millions of dollars in equity and the discontinuation of our 7% distribution. TNP’s financing solutions would have:

o              Increased cash reserves,

o              Reduced over all interest costs,

o              Paid down the Key Bank Line of Credit, and,

o              Avoided loan defaults under the Torchlight and Key Bank loans.

ProtectOurInvestment.org

FINDING: We believe the enormous financial losses could have been avoided, distributions could have been continued, and a great acquisition could have been retained by SRT.

DIRECTORS PHIL LEVIN, JOHN MAIER, JEFF ROGERS AND ANDY BATINOVICH PUT THEMSELVES IN THE POSITION TO USE SRT FUNDS AS THEIR PERSONAL PIGGY BANK

Special Committee Directors Phil Levin, John Maier, and Jeff Rogers began promoting the need for a new advisor in proximity to the time in which they were terminated from their jobs or suffering substantial personal financial losses from bad investments.

•               For example, Jeff Rogers was terminated from his position at an appraisal company in the Spring of 2012.  Just a few months later, he advocated the formation of a “Special Committee”, which began the process of what in our view was a hostile takeover of your SRT investment without your approval or consent.

•               As a result of the formation of the “Special Committee”, Phil Levin, John Maier and Jeff Rogers were positioned to pay themselves hundreds of thousands of dollars in directors’ fees.  While they claim that their 2013 fees are lower than 2012, they admit they will have collectively received Directors' fees of $351,000 by the end of the year.

FINDING: We believe Special Committee Directors Phil Levin, John Maier and Jeff Rogers were motivated by their personal financial struggles and put themselves in the position of making SRT their personal piggy bank.

PHIL LEVIN, JOHN MAIER, JEFF ROGERS AND ANDY BATINOVICH MAKE FALSE CLAIMS ABOUT TNP

We believe the Special Committee Made False Claims about TNP as a subterfuge for a hostile takeover of SRT without your approval.

•               TNP provided us with their 2012 federal tax return, which tells the real story reporting:

o              Revenues of $35.952 million,

o              Net taxable income of $2.242 million, and,

o              $4.6 million from SRT; only 13.5% of its income.

How much of total income, by percentage, do you think the independent directors received from SRT in 2012?

ProtectOurInvestment.org

•               Rogers threatened in July of 2012 “that TNP was going under”, which we believe was just a ruse to take control of your investment through the formation of his “Special Committee.”

•               In April of 2012, TNP strongly recommended terminating SRT’s prior accounting firm for charging excessive fees and proposed hiring Moss Adams to save SRT hundreds of thousands of dollars annually; Levin and Rogers blocked this change of auditors until May of 2013 when they finally did hire Moss Adams costing you, the shareholder, nearly $1 million.

•               In June of 2012, only after TNP recommended SRT’s prior accounting firm be terminated for charging excessive fees did they begin complaining about advances of earned fees that SRT’s own Audit Committee Chairman, Phil Levin, had approved.

•               TNP has never collected fees it did not earn from SRT, and in fact TNP is still owed substantial fees from SRT.

FINDING: Given the personal financial troubles of some of the Special Committee members, we believe Directors Phil Levin, John Maier, Jeff Rogers and Andy Batinovich intentionally distracted shareholders from the fact that they were 1) paying themselves $1,000 each for every secret meeting of the Special Committee regardless of how long the meeting lasted, even if a meeting lasted less than an hour, and, 2) often times holding meetings two to three times per week.  What reasons other than personal gain could there be for holding Special Committee meetings so frequently with no tangible results for shareholders?

The SRT Shareholders Coalition is tired of the bickering, attacks and misleading information from Directors Phil Levin, John Maier, Jeff Rogers and Andy Batinovich about our investment and at our substantial cost.   The SRT REIT holds good properties bought at a good time and we believe this investment can perform very well.  We support removing ALL current directors.  We must elect a new team of qualified independent directors and hire a management team with retail leasing and property management experience who will work to fulfill the potential of our investment.

Join us in supporting:

1)        A Special Shareholders Meeting

2)        An Election of the entire Board of Directors

3)        Shareholders Rights FIRST

ProtectOurInvestment.org

PLEASE RETURN THE ORANGE BALLOT IMMEDIATELY FOR A FAIR SHAREHOLDERS’ MEETING MAIL TO: 2300 E. KATELLA AVE., SUITE 235, ANAHEIM, CA 92806 FAX TO: 714-876-1492, QUESTIONS? CALL: 800-401-7905

Sincerely,

TINA ALDATZ	BERNECE DAVIS	RON KING
Shareholder	Shareholder	Shareholder

ROBERT HOH	DAVID LARSEN, MD	JOHN SKEFFINGTON
Shareholder	Shareholder	Shareholder

Important Additional Information Regarding the Solicitation

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the shareholders of SRT.  SRT shareholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.